EXHIBIT 15.1

The Board of Directors and Stockholder

Federal Express Corporation

We are aware of the incorporation by reference in the Registration Statement (Form S-3 No. 333-160953-10) of Federal Express Corporation and in the related Prospectus, of our report dated March 23, 2012, relating to the unaudited condensed consolidated interim financial statements of Federal Express Corporation that are included in its Form 10-Q for the quarter ended February 29, 2012.

/s/ Ernst & Young LLP

Memphis, Tennessee

March 23, 2012